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                                                                  Exhibit (e)(6)

                     FORM OF OPTION CANCELLATION AGREEMENT

     This Option Cancellation Agreement (this "Agreement") is made as of the ______ day of October, 2000 between JPS Packaging Company ("JPS"), Pechiney Plastic Packaging, Inc. ("Pechiney") and ____________________ ("Optionee").

     WHEREAS, pursuant to a Stock Option Agreement dated __________, 2000 (the "Option Agreement"), JPS granted to Optionee the option to purchase __________ shares of the common stock of JPS (the "Option Shares") at an exercise price of __________ Dollars ($__________) per share (the "Option Price");

     WHEREAS, JPS and Pechiney are parties to an Agreement and Plan of Merger, dated as of October 13, 2000 (the "Merger Agreement") pursuant to which: (i) Pechiney will commence a tender offer to purchase all outstanding shares of common stock of JPS at a price of Seven and 86/100 Dollars ($7.86) per share (the "Offer Price"); (ii) the parties intend to merge a subsidiary of Pechiney into JPS (the "Merger"); and (iii) Pechiney intends to acquire ownership (the "Acquisition") of the corporation created by virtue of the Merger (the "Surviving Corporation").

     WHEREAS, in furtherance of the Acquisition and in exchange for payment as provided herein, the parties hereto desire to cancel and terminate the Option Agreement and all rights and obligations arising thereunder.

     NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option Agreement and all rights and obligations arising thereunder are hereby cancelled and terminated as of the time when the Merger becomes effective under the terms of the Merger Agreement (the "Effective Time"). As of the Effective Time, the Optionee shall not have any rights under the Option Agreement, the Long-Term Compensation Plan of JPS, or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

     2. In consideration of the aforesaid cancellation and termination, Pechiney shall cause the Surviving Corporation to pay Optionee the product of:
(a) the amount by which the Offer Price exceeds the Option Price; and (b) the number of unexercised Option Shares. Payment of the aforesaid amount shall be net of applicable withholding and excise taxes. Payment shall be made in cash or readily available funds as soon as practicable after the Effective Time.

     3. Notwithstanding any provision to the contrary, this Agreement shall be void and without any force or effect if the Merger Agreement is terminated or the Merger is abandoned prior to the Effective Time. In such event, the Option Agreement shall exist as if this Agreement was never executed.
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     4.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, Optionee has duly executed this Agreement, and JPS and Pechiney have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        JPS PACKAGING COMPANY


                                        By:   _______________________

                                        Name:  ______________________

                                        Title:  _____________________


                                        PECHINEY PLASTIC PACKAGING, INC.


                                        By:   _______________________

                                        Name:  ______________________

                                        Title:  _____________________


                                        OPTIONEE


                                        _____________________________

                                        Name:  ______________________

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